EXHIBIT 4.7


         SUPPLEMENT NO. 1, dated as of September 28, 2004 (this "Supplement"), between CONSPIRACY ENTERTAINMENT HOLDINGS, INC. (the "Company") and WHALEHAVEN CAPITAL FUND LIMITED (the "Supplement Lender"), to Securities Purchase Agreement, dated as of August 31, 2004 (the "Original Agreement"), between the Company and the Lenders named therein (the "Original Lenders").

         Reference is made to the Original Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement or, as may be relevant, in the other Transaction Agreements as in effect on the Closing Date (the "Original Transaction Agreements").

         On the Closing Date, as contemplated by the Original Agreement (the "Original Closing Date"), the Original Lenders advanced an aggregate of $1,050,000 to the Company and the Company issued certain Debentures and Warrants to the Original Lenders.

         The Company desires to borrow an additional $50,000 (the "Additional Purchase Price") and the Supplement Lender is willing to advance the Additional Purchase Price, all on the terms and conditions provided herein.

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Subject to the terms and conditions of the Original Agreement and the other Original Transaction Agreements and of this Supplement, (x) the Supplement Lender hereby agrees to loan to the Company the principal amount equal to the Additional Purchase Price, and (y) the Company agrees to issue to the Supplement Lender (i) a Debenture in such principal amount (the "Additional Debenture") and (ii) Warrants based on such Additional Debenture (the "Additional Warrants"), all on the same terms and conditions as provided in the Original Agreement, except that the Maturity Date of the Additional Debenture and the Expiration Date of the respective Additional Warrants shall be same as provided in the corresponding Debentures and Warrants issued to the Original Lenders on the Closing Date.

         2. Consummation of the purchase and sale of the Additional Debenture and Additional Warrants (collectively, the "Additional Securities" and such transaction, the "Additional Funding") has been consented to by the Original Lenders, as provided in a separately executed Lenders' Consent, acknowledged and agreed to by the Company. The Joint Escrow Instructions are incorporated herein by reference, and, except as modified by Annex 1 attached hereto, shall apply to the consummation of the Additional Funding.

         3. (a) The closing of the Additional Funding shall take place on the date (the "Additional Closing Date") mutually agreed to by the Company and the Supplement Lender.


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                  (b)      The Additional Closing Date shall be deemed a Closing
Date under the Securities Purchase Agreement; provided, however, that references to the "Closing Date" in the Registration Rights Agreement shall be deemed to refer to the Original Closing Date.

                  (c) Except as contemplated hereby, the closing of the Additional Funding shall be conducted in the same manner as the closing conducted on the Original Closing Date. Counsel to the Company may provide an opinion that refers to the opinion given on the Original Closing Date and provides that it applies to the transactions consummated pursuant to this Supplement.

                  (d) Upon consummation of the Additional Funding, the Supplement Lender shall be deemed a Lender under the Original Agreement to the extent of the Additional Purchase Price, and shall be deemed an Other Lender with respect to the Original Agreement of each of the Original Lenders.

         4. By its signature below, the Supplement Lender acknowledges that is shall be deemed to be a signatory to the Registration Rights Agreement and the SRFF Escrow Agreement (as that term is defined in the Joint Escrow Instructions).

         5. The Supplement Lender hereby represents to the Company as follows:

                  (a) The Supplement Lender has been provided with copies of all of the Original Agreement and each of the annexes attached thereto;

                  (b) Each of the representations contained in Section 2 of the Original Agreement is incorporated herein by reference, as if set forth herein in full and as if each of such representations were made on and as of the date hereof; and

                  (c) The Supplement Lender's address for notices is as provided opposite the Supplement Lender's signature below.

         6. The Company hereby represents to the Supplement Lender as follows:

                  (a) Each of the representations and warranties of the Company contained in the Section 3 of the Original Agreement is true and correct as of the date hereof, as if each of such representations and warranties were made on and as of the date hereof.

                  (b) As of the date hereof, the Company has performed and complied with all agreements and conditions required by the Original Agreement to be performed or complied with by it at or prior to the date hereof.

                  (c) There has been no Material Adverse Effect from the Original Closing Date to and including the Additional Closing Date.


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                  (d)      Except  as  contemplated  hereby  or by the  Lenders'
Consent, each of the Original Transaction Agreements continues to be in full force and effect and be applicable, to the extent relevant, to the Additional Securities and the related Shares.

                  (e) There has been no material adverse change to the business, operations or financial condition or results of operation of the Company and its subsidiaries taken as a whole from the Original Closing Date through and including the date hereof.

         7. Except as contemplated hereby or by the Lenders' Consent, all terms and conditions of the Original Transaction Agreements remain in full force and effect.

         IN WITNESS WHEREOF, each of the Company and the Lender has executed this Supplement by its duly authorized representative as of the date first above written.

                                                 WHALEHAVEN CAPITAL FUND LIMITED

________________________________
Address                                          By: /s/ Evan Schemenauer
                                                   -----------------------------
                                                   Name: Evan Schemenauer
Telecopier No. _________________                   Title: Director

________________________________
Jurisdiction of Incorporation
or Organization
                                                 CONSPIRACY ENTERTAINMENT
                                                 HOLDINGS, INC.


                                                 By: /s/ Sirus Ahmadi
                                                   -----------------------------
                                                   Name: Sirus Ahmadi
                                                   Title: President and Chief
                                                          Executive Officer